UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): August 29, 2013

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 29, 2013, we entered into a Restricted Stock Award Contract with Anthony Saravanos, who is a director of the company and the president of our Greenleaf Capital real estate division (See Item 8.01 Other Events below). Under the contract, Mr. Saravanos was awarded 10,000 common shares. The shares are subject to (i) forfeiture upon termination of service as an employee and (ii) restrictions on transfer. Lapse of the risk of forfeiture and the restrictions depends upon the Mr. Saravanos meeting certain performance goals relating to the acquisition of real property. The shares were granted pursuant to our 2012 Omnibus Incentive Plan.

Item 8.01 Other Events

Our board member, Anthony Saravanos, has agreed to serve as president of our Greenleaf Capital real estate division beginning August 26, 2013. He replaces Sanjay Madhu who resigned in June after serving in that position since its inception. Greenleaf Capital manages the company’s real estate holdings and operations.

Mr. Saravanos has considerable real estate experience. Since 2005, he has been vice president of The Boardwalk Company, a full-service commercial real estate company located in Palm Harbor, Florida. Since 2001, he has been managing partner of several commercial property entities with a combined total of 13 properties in Florida and New York. Mr. Saravanos is a licensed real estate broker and a Certified Commercial Investment Member (CCIM). He has received the Million Dollar Producer award from the Florida Gulfcoast Commercial Association of Realtors nine times, including Pinnacle Awards of #1 Top Producer for 2010 in the General Brokerage category and # 2 Top Producer in 2011 in the investments category.

Item 9.01 Exhibits.

Exhibit 10.52 Restricted Stock Award Contract of Anthony Saravanos

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 29, 2013.

HCI GROUP, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.